Exhibit 12.1

Campbell Mithun Tower 222 South Ninth Street, Suite 2000 Minneapolis, MN 55402-3338 Tel 612.607.7000 Fax 612.607.7100 www.foxrothschild.com

December 21, 2018

St. Renatus, LLC

1000 Centre Avenue, Suite 120

Fort Collins, Colorado 80526

Ladies and Gentlemen:

We have acted as counsel to St. Renatus, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance by the Company of an aggregate of 200,000 common units of the Company (the “Units”) in connection with the merger of SR Merger Sub, LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Apollonia, LLC, a Minnesota limited liability company (“Apollonia”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 7, 2018, by and among the Company, Apollonia and Merger Sub (the “Merger Agreement”), as set forth in a proxy statement/offering circular on Form 1-A (as amended through the qualification date thereof, the “Offering Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). No opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement other than as expressly stated herein with respect to the issuance of the Units.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

As to questions of fact relevant to this opinion, without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party as to factual matters in the Merger Agreement, and have relied upon certificates of officers of the Company and written statements of certain public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Units have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Units will be validly issued, fully paid and non-assessable.

In addition to the qualifications and limitations set forth above, the opinions expressed herein are subject to the following qualifications and limitations:

(a)     We express no opinion with respect to laws other than those of the Delaware Limited Liability Company Act and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)     To the extent that the opinions given above relate to the enforceability of any agreement or other document referred to herein, the opinions are subject to, and we give no opinion with respect to, the effect of applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

(c)     We express no opinion as to the enforceability of (i) provisions relating to the availability of specific remedies or relief, including indemnification and contribution, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (ii) provisions that allow cumulative remedies, late charges or default interest, (iii) provisions stating that amendments, waivers or modifications may only be in writing, to the extent that an oral agreement or an implied agreement by course of conduct may be created that modifies such a provision or (iv) provisions relating to choice of law or forum.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Offering Statement on Form 1-A relating to the issuance of the Units pursuant to the Merger Agreement and to the use of our name wherever it appears in the Offering Statement and in any amendment or supplement thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion speaks only as of the date above written, and we hereby expressly disclaim any duty to update any of the statements made herein or to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours, /s/ Fox Rothschild LLP